[EXHIBIT 16.1]









March 15, 2004


Mr. John W. Benton, Chairman of the Audit Committee
BF Acquisition Group I, Inc.
c/o:  William J. Bosso
400 Hampton View Court
Alpharetta, GA  30004


Dear Members of the Audit Committee:

This letter is to inform the Audit Committee and management of BF Acquisition Group I, Inc. (the "Company") that our firm will decline to stand for reappointment as the Company's auditors for its year ending April 30, 2004. We believe that notifying you of our decision now will allow the Audit Committee sufficient time to identify and appoint a replacement well in advance of your April 30, 2004 year end.

In addition, we are also resigning as the independent accountants for the reviews of your quarterly information for the quarters ended during the fiscal year ending April 30, 2004.

The  following paragraph appeared in Part II, Item 8A,  "Controls
And  Procedures,"  in  the  April 30, 2003  Form  10-KSB  of  the
Company:

     "As of the date this report is filed, our Company's new principal executive officers and financial officers have made significant changes in the Company's internal controls and in other factors that could significantly affect internal controls subsequent to the date of the above-described evaluation period. In particular, the Company has adopted an independent audit committee, has committed funds for legal and accounting work and the preparation of financial statements and audits, and has brought the Company out of its dormant period as of May 2003, all of which enables our Company's principal executive officers and financial officers to maintain our Company as current pursuant to its Exchange Act reporting obligations and provide our Company with an effective design and operation of disclosure controls and procedures."

Audit Committee
BF Acquisition Group I, Inc.
March 15, 2004
Page 2 of 2



As of the date of this letter, the Company has not filed its SEC reports on Forms 10-QSB for the interim periods ended July 31, 2003, October 31, 2003 or January 31, 2004, and has not provided our firm the materials and information necessary to perform our required interim reviews as required by SEC Regulation S-B, Item
310. These three Forms 10-QSB are all presently past due. We therefore no longer believe that the Company has the resources or desire to maintain a current reporting status, and therefore, the operation of its disclosure controls and procedures continues to remain ineffective.

We will be pleased to assist the Company with a smooth transition to its new auditing firm, and we will promptly respond to the Company's counsel's Form 8-K to report this action. Please contact Mr. Frank E. Jaumot at our office to coordinate the transition.


Very truly yours,

/s/ Ahearn, Jasco + Company, P.A.

AHEARN, JASCO + COMPANY, P.A.
Certified Public Accountants



cc:   Mr. David Bovi, Esq.